                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933


                    BINGO & GAMING INTERNATIONAL, INC.
                    ----------------------------------
          (Exact Name of Registrant as Specified in its Charter)


         Oklahoma                                   73-1092118
         --------                                   ----------
  (State or Other Jurisdiction                 (IRS Employer ID No.)
  of incorporation or organization)


                    13581 Pond Springs Road, Suite 105
                           Austin, Texas  78279
                           --------------------
               (Address of Principal Executive Offices)

                             (512) 335-0065
                             --------------
           (Issuer's Telephone Number, including Area Code)

                          Consulting Agreements
                          ---------------------
                        (Full Title of the Plan)

                               Reid Funderburk
                     13581 Pond Springs Road, Suite 105
                            Austin, Texas  78279
                            --------------------
                (Name and Address of Agent for Service)

                           (512) 335-0065
                           --------------
      (Telephone Number, Including Area Code, of Agent for Service)


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX:    [ ]

                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

Title of Each                     Proposed     Proposed
Class of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit/Share   Offering Price    Fee
-----------------------------------------------------------------------------
$0.001 par
value common
voting stock       32,500          $0.50        $ 16,250          $ 4.92

$0.001 par
value common
voting stock       15,717          $0.60        $  9,430.20       $ 2.86

Options to        300,000          $0.60        $180,000          $54.55
purchase $0.001
par value common
voting stock

-----------------------------------------------------------------------------
         1 Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the agreed value of the services to be rendered for the common stock to be issued under the Plan.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

          (a) The Registrant's latest annual report for the calendar year ending December 31, 1996;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of such calendar year and during the preceding twelve months;

          (c)  Not applicable.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

          The Registrant is authorized to issue one class of securities, being comprised of $0.001 par value common voting stock.

          The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights.
In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

          Excluding any shares of common stock that may be issued to him pursuant to this Registration Statement (7,858 shares total), Branden T. Burningham, Esq., who has prepared this Registration Statement, and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, owns no common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

          Leonard W. Burningham, Esq., who is the father of Branden T. Burningham, Esq., has been general counsel for the Registrant since 1994. Excluding any shares of common stock that may be issued to him pursuant to this Registration Statement (7,859 shares total), Mr. Burningham owns no shares of common stock of the Registrant. There are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

Item 6.  Indemnification of Directors and Executive Officers.
------------------------------------------------------------

          Section 1031(A) of the Oklahoma Corporations Code (the "Code") authorizes a corporation to indemnify a corporate director, officer, employee or agent against liability for acts taken in good faith and in a manner which he or she reasonably believed was in, or was not opposed to, the corporation's best interests. In the case of criminal proceedings, the party to be indemnified must have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a director, officer, employee or agent under Section 1031(A) when such person was adjudged liable to the corporation, unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity.

          Unless limited by a corporation's articles of incorporation,
Section 1031(C) of the Code requires a corporation to indemnify a director, officer, employee or agent against reasonable expenses incurred in successfully defending himself or herself against claims brought against him or her due to his or her corporate role.

          Section 1031(E) of the Code authorizes a corporation to advance a director or officer's reasonable expenses if he or she furnishes a written undertaking to repay such amount if it is determined that he or she is not entitled to indemnification.

          Regardless of whether the corporation has the power to indemnify a director, officer, employee or agent under the other provisions of Section 1031, Section 1031(G) allows a corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

          It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (h) of Item 9 below.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of BDO Seidman, LLP,
          Certified Public Accountants

Item 9.  Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the
                             Commission.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.











                               SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 9, 1997.

                              REGISTRANT:

Date: 12/9/97               By /s/ Reid Funderburk
     ---------------          ------------------------
                              Reid Funderburk
                              Chairman of the Board, CEO and Director


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Date: 12/9/97                By /s/ Reid Funderburk
     ---------------           ------------------------
                              Reid Funderburk
                              Chairman of the Board, CEO and Director


Date: 12/5/97                By /s/ George Majewski
     ---------------           ------------------------
                              George Majewski
                              President and Director


Date: 12/10/97               By /s/ Robert H. Hughes
     ---------------           ------------------------
                              Robert H. Hughes
                              Director


Date: 12/9/97                By /s/ Rick Redmond
     ---------------           ------------------------
                              Rick Redmond
                              Director


Date: 12/9/97                By /s/ Robert Chappel
     ---------------           ------------------------
                              Robert Chappel
                         Secretary and Treasurer

           Securities and Exchange Commission File No. 0-10519

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 EXHIBITS

                                    TO

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                    BINGO & GAMING INTERNATIONAL, INC.

                               EXHIBIT INDEX



Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of BDO Seidman, LLP,
          Certified Public Accountants